Exhibit 99.2

CONSENT OF NOMINEE FOR DIRECTOR

The undersigned nominee for director hereby consents to the disclosures made regarding him under the heading “Management” in the Registration Statement on Form S-1 (the “Registration Statement”) of Inergy Holdings, LLC, a Delaware limited liability company (which shall be converted into a Delaware limited partnership concurrently with the closing of the initial public offering of common units registered in the Registration Statement). The undersigned also hereby consents to act as a director of Inergy Holdings GP, LLC, effective immediately upon the completion of the offering of common units as contemplated in the Registration Statement.

Date: February 1, 2005

/s/ Arthur B. Krause Arthur B. Krause